UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 16, 2016

SOCIAL REALITY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54996	45-2925231
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

456 Seaton Street, Los Angeles, CA  90013

(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code:  (323) 694-9800 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, on October 30, 2014, Social Reality, Inc. entered into the financing agreement with Victory Park Management, LLC ("VPC"), as administrative agent and collateral agent for the lenders and holders of notes (as amended, the "Financing Agreement").   The Financing Agreement provides for borrowings by us up to a maximum of $20,000,000.  On February 16, 2016 we borrowed an additional $500,000 from the lender under the terms of the Financing Agreement and the Notice of Purchase and Sale by and between VPC and Social Reality, Inc.  In connection therewith, we issued a Senior Secured Term Note to the lender in the principal amount of $500,000.  As with the prior notes issued pursuant to the terms of the Financing Agreement, the Senior Secured Term Note bears interest at a rate per annum equal to the sum of (1) cash interest at a rate of 10% per annum, and (2) payment-in-kind (PIK) interest, as may be adjusted from time to time, based on the ratio of our consolidated indebtedness to our earnings before interest, taxes, depreciation and amortization.  If we achieve a reduction in the leverage ratio as described in the Financing Agreement, the PIK interest rate declines on a sliding scale from 4% to 2%. The Senior Secured Term Note will mature on October 30, 2017.  We are using the proceeds from this additional draw under the Financing Agreement as working capital.

The foregoing descriptions of the terms of the Notice of Purchase and Sale and Senior Secured Term Note in the principal amount of $500,000 are qualified in their entirety by reference to these documents which are filed as Exhibits 10.42 and 10.43, respectively, to this report.

Item 9.01

Financial Statements and Exhibits.

Exhibit No.	Description

10.42	Notice of Purchase and Sale dated February 16, 2016 by and between Victory Park Management, LLC and Social Reality, Inc.
10.43	Senior Secured Term Note dated February 16, 2016 in the principal amount of $500,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCIAL REALITY, INC.

Date: February 19, 2016	By:	/s/ Christopher Miglino
Christopher Miglino, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.42	Notice of Purchase and Sale dated February 16, 2016 by and between Victory Park Management, LLC and Social Reality, Inc.
10.43	Senior Secured Term Note dated February 16, 2016 in the principal amount of $500,000.